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                                                                  EXHIBIT (d)(3)

     AVAYA INC. LONG TERM INCENTIVE PLAN FOR MANAGEMENT EMPLOYEES ("PLAN")
                     RESTRICTED STOCK UNIT AWARD AGREEMENT

                                    SOCIAL SECURITY NO.
                                  OR AVAYA PERSONAL NUMBER
            NAME                  (FOR NON-U.S. EMPLOYEES)               GRANT DATE
----------------------------    ----------------------------    ----------------------------
                                                                   July 24, 2001, unless
                                                                extended as provided in the
                                                                Offer to Exchange dated June
                                                                  26, 2001 (the "Offer to
                                                                         Exchange")

     CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS IN THE PLAN.

     Pursuant to the Plan and the "offer" (as defined in the Offer to Exchange), you are granted, upon the execution of this agreement and its acceptance by Avaya Inc. ("Avaya"), as of the Grant Date set forth above, a number of restricted stock units ("Restricted Stock Units") equal to the aggregate of the quotients of (i) the exchange value for each Eligible Option (as defined in the Offer to Exchange) validly tendered by you in connection with the offer (each, a "Tendered Option"), which is defined as the number of common shares underlying each Tendered Option multiplied by the per share exchange value for such Tendered Option (as provided in the Offer to Exchange) divided by (ii) the average of the high and low prices of a share of Avaya common stock as traded on the New York Stock exchange on the third business day prior to the expiration of the offer. Upon termination of the restrictions related thereto each Restricted Stock Unit will be converted into one common share par value $.01 of Avaya ("Shares").

     1. VESTING OF AWARD. Subject to Section 2, the Restricted Stock Units shall vest and become nonforfeitable in equal one-third installments (or as nearly equal installments as practicable) on each of August 1, 2002, August 1, 2003 and August 1, 2004 (the date on which any Restricted Stock Unit vests being the "Vesting Date" for such Restricted Stock Unit). The period beginning on the Grant Date hereof and ending on the day prior to the Vesting Date for a Restricted Stock Unit is herein referred to as the "Restriction Period" with respect to such Restricted Stock Unit.

     2. TERMINATION OF EMPLOYMENT. Upon termination of your employment for any reason other than as described below, any Restricted Stock Units that are not vested shall be forfeited. Transfer to or from Avaya and any Affiliate shall not be considered a termination of employment for purposes of this Agreement. Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on a military leave or other approved leave of absence, unless the Committee shall otherwise determine. Upon termination of your employment for Cause, any Restricted Stock Units that are not vested shall be forfeited.

          (a) RETIREMENT OR VOLUNTARY SEPARATION UNDER THE VOLUNTARY RETIREMENT/SEPARATION PROGRAM -- If, under the voluntary retirement/separation program announced in June 2001, you retire or voluntarily leave Avaya, the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid as soon as practicable after the date of retirement or voluntary separation as specified in Section 3.

          (b) DEATH OR DISABILITY -- If you die or become disabled during the Restriction Period, the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid as soon as practicable after the date of death or disability as specified in Section
     3. "Disability" means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Avaya or any Subsidiary or as required by or available under applicable local law.
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          (c) COMPANY ACTION -- If your employment is terminated as a result of a Company Action, the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid as soon as practicable after the date of termination as specified in Section 3.

          (d) CAUSE -- "Cause" means:

             (i)  Violation of Avaya's code of conduct;

             (ii) Conviction of (including a plea of guilty or nolo contendere)
                  of a felony or any crime of theft, dishonesty or moral turpitude; or

             (iii) Gross omission or gross dereliction of any statutory or common law duty to Avaya.

     3. PAYMENT OF SHARES. As soon as practicable after termination of the Restriction Period, Avaya will deliver a certificate representing the Shares being distributed to you or to your legal representative.

     4. TRANSFERABILITY. You may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

     5. TAXES. Avaya shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, your Restricted Stock Units any federal, state, or local taxes required by law to be withheld or paid with respect to your Restricted Stock Units, and you or your legal representative or beneficiaries shall be required to pay any such amounts. Avaya shall have the right to take such action as may be necessary, in Avaya's opinion, to satisfy such obligations.

     For the purposes of all calculations under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent applicable to the grant of Restricted Stock Units under this Agreement, you and Avaya hereby elect and agree to make all determinations as to present value using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement.

     YOU HEREBY ACKNOWLEDGE THAT YOU HAVE BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(B) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS OF THE GRANT DATE; AND THAT YOU ARE SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

     6. GOVERNING LAW. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

     7. CANCELLATION OF OPTIONS. You acknowledge that the grant of Restricted Stock Units provided for in this Agreement is granted in consideration of your surrender to Avaya of all Tendered Options in connection with the offer. The parties hereto acknowledge and agree that (i) the grant of Restricted Stock Units is in full satisfaction of Avaya's obligations in respect of all Tendered Options and you hereby waive any claim in connection therewith and (ii) upon the grant of Restricted Stock Units on the Grant Date, (A) you will no longer have any right, title or interest to or in any of the Tendered Options and (B) the option agreement(s) shall be deemed null and void and the Tendered Options shall be canceled.

     8. SUBJECT TO PLAN. This Agreement and grant of Restricted Stock Units are subject to all of the terms and conditions of the Plan. Avaya's communication to you of its acceptance of all of the Tendered Options as of the Grant Date shall form a binding agreement between Avaya and you on the terms set forth herein and in the Offer to Exchange.
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Please indicate your acceptance of terms 1-8 by signing at the place provided and returning the original of this Agreement.*

                                          --------------------------------------
                                          ACCEPTED AND AGREED:

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                                          SIGNATURE

* If you return this Agreement electronically on the offer web site, your delivery of this agreement electronically constitutes acceptance of the terms of this Agreement and acknowledgement that you have reviewed a copy of the Plan. We will be deemed to have accepted this Agreement, if and when we give a written notice to option holders of our acceptance for payment of options tendered pursuant to the Offer to Exchange, which may be by electronic mail or press release, on the business day after the offer expires.

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